UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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Tejon Ranch Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Post Office Box 1000

Lebec, California 93243

March 28, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Wednesday, May 7, 2014, at 9:30 A.M., at the Balboa Bay Club, 1221 West Coast Highway, Newport Beach, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend. If you are planning to attend the meeting in person you will need to present proof that you own shares of the Company.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please vote the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Gregory S. Bielli,

President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 7, 2014

The Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company” or “Tejon” or referred to as “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held at the Balboa Bay Club, 1221 West Coast Highway, Newport Beach, California on Wednesday, May 7, 2014, at 9:30 A.M., California time, for the following purposes:

1.	To elect the four directors named in this Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

3.	To seek an advisory vote to approve named executive officers compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees of the Board of Directors of the Company for election at the meeting are Gregory S. Bielli, John L. Goolsby, Norman Metcalfe, and Kent G. Snyder.

The Board of Directors of the Company recommends that you vote “FOR” the approval of each of the proposals outlined in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 12, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by phone or the internet, the instructions for which are provided on the enclosed proxy card.

Please note that if your shares are held by a broker, bank or other holder of record, your broker, bank or other holder of record will NOT be able to vote your shares with respect to Proposal 1 or Proposal 3 unless you provide them with directions on how to vote. We strongly encourage you to return the voting instruction form provided by your broker, bank or other holder of record or utilize your broker’s telephone or internet voting if available and exercise your right to vote as a stockholder.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board

ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

Lebec, California

March 28, 2014

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY PHONE OR THE INTERNET. PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

TEJON RANCH CO.

Post Office Box 1000

Lebec, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 7, 2014

The Proxy Statement and accompanying Annual Report to Stockholders are available at www.tejonranch.com or at http://www.materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 7, 2014 (the “2014 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about March 31, 2014.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked to vote on the following matters: (1) the election of the four directors named in this Proxy Statement, (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014, (3) an advisory vote to approve executive compensation, and (4) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2014 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The costs for this proxy solicitation will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

General Information

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”) of record at the close of business on March 12, 2014 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 20,568,058 shares of Common Stock outstanding on the Record Date. A stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Company’s Secretary a written notice of revocation or by submitting a later-dated proxy via the Internet, by telephone, or by mail. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted “for” the nominees of the Board and “for” Proposals 2 and 3. If you hold shares in a stock brokerage account or by a bank or other holder of record, you must follow the instructions of your broker, bank or other holder of record to change or revoke your voting instructions.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank or other holder of record will not have the discretion to vote with respect to certain matters and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank or other holder of record will not have the discretion to vote with respect to Proposal 1 and Proposal 3 but will have discretion to vote on Proposal 2. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

Quorum

The holders of record of a majority of the Common Stock entitled to vote at the 2014 Annual Meeting must be present at the 2014 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the 2014 Annual Meeting. Shares of Common Stock with respect to which the holders are present in person at the 2014 Annual Meeting but not voting, and shares of Common Stock for which we have received proxies but with respect to which the holders of the shares have abstained, will be counted as present at the 2014 Annual Meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the four (4) candidates receiving the highest number of affirmative votes at the 2014 Annual Meeting (also referred to as a plurality) will be elected as directors. Stockholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. To exercise the right to cumulate votes, a stockholder must provide written instructions on the proxy card how the stockholder wishes to have his or her votes distributed. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect for purposes of Proposal 1.

Approval of Proposal 2 (the ratification of Ernst & Young LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Approval of Proposal 3 (advisory approval vote on executive compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 3. Broker non-votes will not be counted as participating in the voting and will therefore have no effect on the outcome of the vote.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2014 Annual Meeting do not create appraisal or dissenters rights.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of ten directors divided into three classes based upon when their terms expire. The terms of four directors (Class III) will expire at the 2014 Annual Meeting, the terms of three directors (Class I) will expire at the 2015 Annual Meeting, and the terms of three directors (Class II) will expire at the 2016 Annual Meeting. The regular term of each director expires at the third Annual Meeting following the Annual Meeting at which that director was elected, so that each director serves a three-year term, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

The nominees of the Board for election at the 2014 Annual Meeting to serve as Class III directors are Gregory S. Bielli, John L. Goolsby, Norman Metcalfe, and Kent G. Snyder, all of whom are presently directors.

Nominations of persons for election to the Board by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company pursuant to the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2015 Annual Meeting” for additional information on the procedure for stockholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld as provided in the proxy), and unless otherwise instructed, one-quarter of the votes to which the stockholder is entitled will be cast for each of the nominees. All of the nominees of the Board have consented to being named in this proxy statement and to serve if elected. In the event any one or more of the nominees shall become unable to serve or for good cause refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2014 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board and in such order of preference as the proxy holders may determine in their discretion.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2013 and 2012 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Ernst & Young LLP are expected to be present at the 2014 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Stockholder Ratification of the Appointment of Independent Registered Public Accountant.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation, bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders do not ratify the appointment of Ernst & Young LLP, the appointment may be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2013 and was selected by the Audit Committee to serve in that capacity for the fiscal year 2014

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2013 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2013 were $517,334. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2012 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2012 were $394,233.

Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions (collectively, the “Audit-Related Fees”), for the year ended December 31, 2013 were $12,360. The Audit-Related Fees billed by Ernst & Young LLP for the year ended December 31, 2012 were $34,995.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2013 were $85,544. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2012 were $81,601. All fees billed for both 2013 and 2012 were solely related to compliance and planning services for tax return preparation.

All Other Fees. Ernst & Young LLP did not bill for any services other than those listed above for the years ended December 31, 2013 or December 31, 2012.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s outside auditor. To fulfill this requirement, Ernst & Young LLP provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then takes such action on the proposal, as it deems advisable. During the years ending December 31, 2013 and 2012, 100% of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

PROPOSAL 3

ADVISORY APPROVAL VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, we are asking stockholders to approve on an advisory basis the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement on pages 16 to 43.

The Board recommends a vote FOR this proposal because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding financial and operating performance, aligning the executives’ long-term interests with those of our stockholders and motivating the executives to remain with the Company.

Our executive compensation programs have a number of features designed to promote these objectives. In determining 2013 compensation for our named executive officers, or NEOs, the Compensation Committee evaluated the success in meeting defined cash and segment profit goals as well as the achievement of short-term goals that set the stage for the achievement of performance milestone goals.

The advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board will review and consider them when evaluating our executive compensation program.

The Board’s policy going forward is to hold an advisory vote on executive compensation every year, and accordingly, we expect that, after the 2014 Annual Meeting, the next advisory vote on the compensation of our named executive officers will take place at our 2015 Annual Meeting.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED ON PAGES 16 TO 43 IN THE PROXY STATEMENT.

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that there are certain attributes each individual director should possess, as discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines), but does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in the activities of the Board and the committees of the Board on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

Because the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board, as part of its evaluation of each candidate, the Nominating Committee takes into account how each candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, which as discussed below is one of the committee’s responsibilities.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, and/or agriculture. These are all areas that are integral to the strategy, operations and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, whose terms will expire at the 2015 Annual Meeting, (2) Class II Directors, whose terms will expire at the 2016 Annual Meeting, and (3) Class III Directors, whose terms will expire at the 2014 Annual Meeting. The Board currently consists of ten directors. The Board’s leadership is structured so that there is a separate Chairman of the Board and Chief Executive Officer. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate for our Company and our shareholders at this time because it provides an additional layer of oversight to management and management’s activities and allows the Board to act independent of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications and skills of each director, including the current director nominees, when determining whether each should serve as a director of the

Company. In keeping with its stated criteria for director nominees described in the section entitled “Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment and integrity, and possesses an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces. Each director is or has been a leader in his respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including each director nominee, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Nominating Committee emphasizes familiarity with the real estate and agricultural industries, and considers customer perspectives to be important when evaluating director nominees. Although the directors listed below each possess a number of these attributes, the Nominating Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suited the needs of the Company and qualify them to serve as a director of the Company.

The following table sets forth information regarding the nominees for Class III Directors and also regarding the Class I Directors and the Class II Directors.

Nominees for Class III Directors Whose Terms Expire in 2014 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Gregory S. Bielli	2013	53

Mr. Bielli currently serves as President and Chief Executive Officer of Tejon Ranch since December 2013. Prior to this position, Mr. Bielli served as the Chief Operating Officer for the company since September 2013. Mr. Bielli has nearly 25 years experience in real estate, land acquisition, development and financing. He comes to Tejon Ranch most recently from Newland Communities, one of the country’s largest and most successful master planned community developers. As President of Newland’s Western Region, Mr. Bielli was responsible for overseeing management of all operational aspects of Newland’s portfolio of master planned residential, commercial and retail real estate projects in the region. Mr. Bielli was also responsible for growth and acquisitions in the region that includes the states of Arizona, California and Colorado. Mr. Bielli worked in this position with Newland from 2006 until September 2013 when came to work for Tejon Ranch. Mr. Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. Our Board believes Mr. Bielli’s experience in real estate operations, specifically master planned communities, make him well qualified to serve as director.

Nominees for Class III Directors Whose Terms Expire in 2014 and Principal Occupation, Employment, or Directorships	First Became Director	Age
John L. Goolsby	1999	72

Mr. Goolsby served as President and Chief Executive Officer of Howard Hughes Corporation from 1988 until his retirement in 1998. Howard Hughes Corporation was a real estate investment and development company that successfully developed several large-scale real estate projects in Nevada and California, the largest being the Summerlin community in Las Vegas, Nevada. Mr. Goolsby served as a director of Thomas Properties Group Inc. from 2006 until 2013. Mr. Goolsby formerly served as a director of America West Airlines from 1994 until 2005 and Sierra Pacific Corporation and its predecessor, Nevada Power Company, from 1989 until 2001. He served as a Trustee of The Donald W. Reynolds Foundation from 1994 until 2005. Mr. Goolsby received a B.B.A. from the University of Texas at Arlington and is a certified public accountant. Our Board believes Mr. Goolsby’s extensive real estate experience and his experience as a chief executive officer of a major real estate land and development company make him well qualified to serve as director.

Norman Metcalfe	1998	71

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Mr. Metcalfe retired from the Irvine Company in 1998. Prior to the Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Homes). Mr. Metcalfe is currently a director of The Ryland Group, having served since 2000, and previously served as a director of Building Materials Holding Corp from 2005 until 2009. Mr. Metcalfe received a B.S. and a M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies make him very qualified to serve as a director.

Kent G. Snyder	1998	77

Mr. Snyder is an attorney who has been practicing law for over 46 years with a specialty in real estate transactions. Mr. Snyder currently practices in his own law firm and has been doing so for more than the last five years. Mr. Snyder has served as a director and chairman of the board of Independence Bank from 2004 to the present, served as a director of Pacific Premier Bancorp and Pacific Premier Bank from November 2000 until March 2007 and served as a director and chairman of the board of First Fidelity Investment & Loan from 1984 until 2002, when the Bank was sold. Mr. Snyder received a B.S. in Business Administration from UCLA and received his J.D. (with honors) from UCLA. Our Board believes Mr. Snyder’s vast experience in real estate law and real estate transactions as well as his extensive participation in banking make him very qualified to serve as a director.

Class I Directors Whose Terms Expire in 2015 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Geoffrey L. Stack	1998	70

Mr. Stack has been the managing director of the Sares-Regis Group, a commercial and residential real estate development and management firm, since 1993. Mr. Stack is responsible for all residential operations of Sares-Regis including development, acquisitions, finance, and management activities. Mr. Stack graduated from Georgetown University and received a M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Michael H. Winer	2001	58

Mr. Winer has been employed by Third Avenue Management LLC (or its predecessor) since May 1994. He is a senior member of the investment team. Mr. Winer has managed the Third Avenue Real Estate Value Fund since its inception in September 1998. Mr. Winer has served as a director of Newhall Holding Company LLC since 2009 and as a director of 26900 Newport Inc. since 1998. He retired as a director of Real Mortgage Systems Inc. in November 2009. Mr. Winer received a B.S. degree in accounting from San Diego State University and was formerly a certified public accountant in California. Our Board believes that Mr. Winer’s investment industry background and specifically his experience with real estate investing make him very qualified to serve as a director on our Board.

Anthony L. Leggio	2012	62

Mr. Leggio has been President of Bolthouse Properties, LLC, a commercial and residential real estate development firm, since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was Managing Partner of the law firm of Clifford and Brown for nearly 25 years. Mr. Leggio has served as a director of Valley Republic Bank since 2008, Three Way Chevrolet Company since 2000, H.F. Cox Trucking since 1993, Mark Christopher Chevrolet since 2001, and W.B. Camp Companies since 2009. Mr. Leggio received his B.S. degree from University of the Pacific and his J.D. from University of the Pacific, McGeorge School of Law. Our Board believes Mr. Leggio’s real estate development and agricultural experience, his tenure as CEO of a real estate development company and his legal experience make him well qualified to serve as a director.

Class II Directors Whose Terms Expire in 2016 and Principal Occupation, Employment, or Directorships	First Became Director	Age
George G.C. Parker	1999	75

Mr. Parker is a Dean Witter Distinguished Professor of Finance, Graduate School of Business, Stanford University. Mr. Parker has served in this position from 1973 to the present. Mr. Parker has served as a director of Threshold Pharmaceuticals since 2002, as a director of iShares Mutual Fund since 1996, as a director of Colony Financial, Inc. since 2009, and as a director of First Republic Bank since 2010. Mr. Parker also formerly served as a director of Netgear Inc. from 2006 through 2011 and Continental Airlines from 1996 until 2009. Mr. Parker received a B.A. from Haverford College and an M.B.A. and Ph.D. from Stanford University. Our Board believes Mr. Parker’s finance background and perspective from serving on various other boards of directors makes him qualified to serve as a director.

Class II Directors Whose Terms Expire in 2016 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Robert A. Stine	1996	67

Mr. Stine served as the President and Chief Executive Officer of Tejon Ranch Co. from May 1996 until December 2013. Mr. Stine has served as a director of Pacific Western Bancorp since 1996 and as a director of Valley Republic Bank since 2008. Mr. Stine also formerly served as a director of The Bakersfield Californian from 1999 until 2009. Mr. Stine received a B.S. from St. Lawrence University and a M.B.A. from the Wharton School of Business, University of Pennsylvania. Our Board believes Mr. Stine’s extensive real estate development background and his strategic and operational insight from managing the Company make him qualified to serve as a director.

Daniel Tisch	2012	63

Mr. Tisch has been the managing member of Towerview LLC, an investment fund of the Tisch Family, since 2001. Since January 2012, Mr. Tisch has also served as a director of Vornado Realty Trust. Mr. Tisch graduated from Brown University and has over 39 years of investing experience. Mr. Tisch worked for major Wall Street firms from 1973-1989 and since then has been managing investment partnerships. Our Board believes that Mr. Tisch’s investment industry background and his experience in capital raising and risk management make him well qualified to serve as a Director on our Board.

None of the corporations or organizations described above are subsidiaries, or other affiliates, of the Company. There are no family relationships among any directors or executive officers of the Company

Corporate Governance Matters

The Board has determined that all directors, except Mr. Bielli and Mr. Stine, are “independent” under the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s categorical criteria used to determine whether a director is independent (the “Independence Standards”). The Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards is attached as Appendix A to this Proxy Statement. Thus, the Board determined that the following directors are independent: George G.C. Parker, Daniel Tisch, John L. Goolsby, Norman Metcalfe, Kent G. Snyder, Geoffrey L. Stack, Michael H. Winer and Anthony L. Leggio.

Also, in making its independence determinations, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to the Company and the Company’s management. The Board considered this information in the context of the NYSE’s objective listing standards, the Independence Standards and, for directors serving on committees, the additional standards established for members of audit committees and compensation committees. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors or outside consultants, all of which were ordinary course business transactions. The Board also performs a review of the Company’s charitable contributions to any organization where a director serves as an executive officer and found no contributions in excess of the Independence Standards.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. As Chairman of the Board, Mr. Snyder presides over these executive sessions.

During 2013, there were five meetings of the Board. During 2013 all directors attended 75% or more of the aggregate total of such meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual stockholders meeting in person. All directors attended the 2013 Annual Meeting of the Company.

Committees of the Board

Standing committees of the Board include the Executive, Audit, Compensation, Investment Policy, Real Estate, and Nominating and Corporate Governance Committees. The current members of the standing committees are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Real Estate Committee	Nominating and Corporate Governance Committee	Investment Policy Committee
Gregory S. Bielli
John L. Goolsby		X	X	X (Chair)
Anthony L. Leggio		X
Norman Metcalfe			X	X	X (Chair)
George G.C. Parker		X (Chair)			X
Kent G. Snyder	X (Chair)			X	X
Geoffrey L. Stack	X	X	X (Chair)	X
Robert A. Stine	X			X
Daniel Tisch				X
Michael H. Winer	X		X	X	X	X

During 2013, there were no meetings of the Executive Committee, six of the Audit Committee, four of the Compensation Committee, three of the Real Estate Committee, one of the Nominating Committee, and no meetings of the Investment Policy Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

The Audit Committee

The Audit Committee represents and assists the Board in fulfilling the Board’s oversight responsibility relating to (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee is directly responsible for the retention of the independent auditor and approves all audit and non-audit services the independent auditor performs. It also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports regularly to the full Board with respect to its activities. The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for Audit Committee Membership set forth in Rule 10A-3 of the Exchange Act. The Board has further found that Mr. Parker qualifies as an “audit committee financial expert” for the purposes of Item 407(d)(5) of Regulation S-K, and has “accounting or related financial management expertise” as described in the listing standards of the NYSE.

The Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and it assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. It also reviews and approves corporate goals and objectives relevant to the compensation of top managerial and executive officers, evaluates their performance in light of those goals and objectives, and makes recommendations regarding their compensation. It administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans and grants of awards thereunder. It also reviews and recommends to the Board the design of other benefit plans, employment agreements, and severance arrangements for top managerial and executive officers. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, reviews the results of this assessment, and also assesses the results of the Company’s most recent advisory vote on executive compensation. It approves, amends or modifies the terms of any compensation or benefit plan that does not require shareholder approval, if delegated to the Committee by the Board. It reviews and recommends changes for the compensation of directors, and it reviews succession plans relating to positions held by senior executive officers. It reports regularly to the Board with respect to its activities.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243. The Compensation Committee is authorized to delegate to a subcommittee consisting of not less than two members of the Compensation Committee the responsibility to review specific issues, meet with management on behalf of the committee regarding such issues, and prepare recommendations or reports or review by the committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE for directors and compensation committee members and under the Company’s Independence Standards.

The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company.

During 2013, the Compensation Committee engaged Poe Consulting to assist in the review of executive officer compensation and in 2012 engaged Poe Consulting in a review of director compensation. Poe Consulting did not provide any other services to the Company in 2013 or 2012. The decision to engage an outside compensation consultant was not recommended by management. Poe Consulting completed its 2013 engagement during March of 2014, and its fees were $55,000. Its fees in 2012 were $15,500. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Poe Consulting’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Poe Consulting; (ii) the amount of fees received from the Company by Poe Consulting, as a percentage of Poe Consulting’s total revenue; (iii) the policies and procedures of Poe Consulting that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Poe Consulting consultant with a member of the Compensation Committee; (v) any Company stock owned by the Poe Consulting consultants; and (vi) any business or personal relationship of the Poe Consulting consultant or Poe Consulting with any of the Company’s executive officers, and concluded that there are no such conflicts of interest.

The Real Estate Committee

The Real Estate Committee provides oversight, guidance and strategic input into management action plans for development and entitlement of Company land, and it provides a review function to management regarding major decision points within the Company’s development projects. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions and development pro formas and budgets. The Real Estate Committee also provides oversight and guidance to the Company’s Chief Executive Officer with regard to recruitment and employment of senior real estate executives. It reports regularly to the full Board with respect to its meetings. The Real Estate Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

Investment Policy Committee

The Investment Policy Committee reviews policies and activities related to the investment of the Company’s cash assets and works in coordination with the Real Estate Committee. It receives and reviews policy and data regarding marketable security investments and recommends approval of the Company’s investment security policy to the Board.

The Nominating and Corporate Governance Committee

The Nominating Committee is charged with assessing existing directors to determine whether to recommend them for reelection to the Board, identifying and recruiting potential new directors, establishing a procedure for consideration of candidates for director positions recommended by stockholders, and recommending candidates to be nominated by the Board or elected by the Board as necessary to fill vacancies and newly created directorships. It also reviews and makes recommendations to the Board respecting the structure, composition and functioning of the Board and its committees, and it evaluates the Corporate Governance Guidelines and the Board’s performance.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating Committee is governed by a written charter adopted and approved by the Board. The Nominating Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from stockholders. Stockholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Lebec, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Stockholders may also nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2015 Annual Meeting” for additional information on the procedure for stockholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors have been used to date and, accordingly, no fees have been paid to such advisors.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents (including Attachment A to the Corporate Governance Guidelines, which constitutes the Company’s Independence Standards) are available on the Company web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

Succession Planning

The Board, with the assistance of the Compensation Committee, oversees succession plans for the Chief Executive Officer and other senior executive officers. These plans relate both to succession in emergency situations and longer-term succession. As set forth in the Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee reviews the Company’s succession planning for senior executive officers at least annually. The Chief Executive Officer also provides the Board with input regarding these matters.

Board’s Role in Risk Oversight

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking. Finally, the Nominating Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary.

The Compensation Discussion and Analysis discusses and analyzes Tejon’s executive compensation program and the amounts shown in the executive compensation tables for our named executive officers, or NEOs. Our named executive officers for fiscal 2013 were:

•	Robert A. Stine, former Chief Executive Officer;

•	Gregory S. Bielli, Chief Executive Officer;

•	Allen E. Lyda, Chief Financial Officer;

•	Joe Drew, Senior Vice President, Real Estate;

•	Dennis Atkinson, Senior Vice President, Agriculture;

•	Gregory Tobias Vice President, General Counsel.

Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance, retain talent, and encourage actions that drive achievement of our business strategies.

Our executive compensation program features the following:

•	A balanced mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their interests with long-term stockholder value creation;

•	Long-term equity incentive grants to encourage retention of our NEOs; and

•	Stock ownership requirements for directors and executive officers, and policies restricting hedging and pledging of Company shares.

2013 – Year in Review

For 2013, we had net income attributable to common stockholders of $4,165,000, compared to net income attributable to common stockholders of $4,441,000 for 2012. This slight decline in net income is driven by a reduction in revenue, primarily due to mineral resource revenue, which is partially offset by improved equity in earnings of unconsolidated joint ventures of $1,471,000 and a reduction in income tax expense. During 2013, farming had another excellent revenue year and revenues improved in the commercial/industrial segment due to higher hunting permit revenues. Equity in earnings of unconsolidated joint ventures improved primarily due to the earnings growth within the TA/Petro joint venture. Operating expense declined in 2013, because of the reversal of stock compensation expense tied to stock units that will not vest due to the departure of two executives during the year.

During 2013, two significant objectives were accomplished. First, the Company executed a stock warrant dividend program granting 3,000,000 warrants to our stockholders with an exercise price of $40 and an expiration date of August 31, 2016. The warrant dividend program provided our stockholders with the ability to participate in our future growth while at the same time providing a security with current value in the market. It is anticipated that in 2016 we can raise approximately $120,000,000 in new equity for land development purposes. Second, during the fourth quarter of 2013 the Tejon Mountain Village, or TMV, project received the final federal permit necessary for development of the project. As real estate markets dictate, we can begin infrastructure development without any additional permits.

Operations during 2013 led to EBITDA, the annual incentive bonus quantitative metric, being met at just below the maximum goal level for the year. This metric is discussed below under “– Annual Performance-Based Incentive Bonuses.” Revenue and operating profit goals for commercial/industrial real estate were slightly above target and revenue and operating goals for farming were above target for revenue and at the maximum level for operating profits. The named executive officers met the 2011 rolling three-year cash flow objectives at the maximum award level. The rolling three-year cash flow metric is described in the equity compensation section. The grants associated with the 2011 three-year cash flow metric were paid out during March 2014. The number of stock units that vested in 2014 are identified in the footnotes to the Outstanding Equity Awards at 2013 Fiscal Year-End table that begins on page 37.

Over the last two years our stock has increased from a December 31, 2011 price of $24.48 to a December 31, 2013 ending price of $36.76, or a 150% increase from the end of 2011. Over the last two years our stock has outperformed the Dow Jones Real Estate Index. We believe that our continued emphasis on pay-for-performance compensation has been a contributing factor in aligning our executives’ interests with those of our stockholders, and leading to a growth in our stock price. Please refer to our stock performance chart in our 2013 Annual Report for additional information.

For 2013 the Compensation Committee made the following decisions:

1.	The base salary for the Chief Executive Officer was held at its 2012 level. The other named executive officers salaries increased by 3% after two years of no increases with the exception of Mr. Lyda who received a $25,000 increase tied to new responsibilities. For 2014, the Chief Executive Officer’s salary was held at the 2013 level and the other named executive officer’s salaries were increased by 3%;

2.	Half of the earned annual incentive plan bonus for each named executive officer was paid out in the form of time- based restricted stock, while the other half was paid in the form of cash.

Consideration of Say-on-Pay Results

At our 2011 Annual Meeting, our stockholders expressed support for our executive compensation program, with over 60% of votes cast in favor of the advisory vote proposal. When designing our 2012 and 2013 executive compensation programs, the Compensation Committee considered, among other things, the 2011 vote results and feedback we received from stockholders. In addition, the Compensation Committee considered the results of the 2010 Compensation Report, as discussed in the 2011 Proxy Statement. After careful consideration of these factors, the Compensation Committee determined to make certain changes to the design of our executive compensation program beginning in 2012. The changes implemented centered around the design of performance milestone objectives of the Company and the establishment of executive officer stock ownership guidelines. These changes remained in effect through 2013 and have contributed to our executive compensation program discussed in this Compensation Discussion and Analysis.

2014 – The Year Ahead

The Company believes 2014 will be a challenging but successful year in the accomplishment of corporate objectives. The challenges of 2014 relate to farming and water management as we allocate our water resources to our permanent crops of almonds, pistachios and wine grapes while at the same time selling any excess water we have. California is in a severe drought and state water allocations have been reduced to zero. With respect to the accomplishment of our performance objectives, we anticipate the successful opening of the Outlets at Tejon in late summer and continued success at Tejon Ranch Commerce Center, or TRCC. In order to conserve cash going forward, the Compensation Committee’s compensation decisions will continue to be impacted by our anticipation of the need to continue to fund our joint ventures as they pursue development opportunities, future capital investment requirements for infrastructure at TRCC and residential projects, and possible continued investment in water assets.

2014 Executive Compensation Plan Developments

During 2013, the Compensation Committee undertook a holistic review of the executive compensation program with the assistance of the POE Group. The program was analyzed with respect to the following strategic principles:

•	Set compensation at sufficiently competitive levels to motivate and reward executives;

•	Retain executives for their continued service;

•	Manage risk while attempting to improve financial results;

•	Align the interests of executives and stockholders;

•	Emphasize long-term results and awards;

•	Encourage executive share ownership;

•	Obtain tax deductibility whenever appropriate; and

•	Conserve cash.

Based on the results of the analysis, we have adopted modifications to our executive compensation program, including changes to both our annual and long-term incentive compensation plans.

Beginning in 2014, our annual incentive compensation plan, or AICP, will have four primary performance measures:

1.	Achievement of targeted corporate earnings before income taxes, depreciation, and amortization (EBITDA);

2.	Achievement of targeted corporate revenue;

3.	Achievement of two short-term milestone goals

4.	Divisional quantitative / individual measures.

The specific weight attached to each performance measure is dependent on each position’s responsibilities. Generally, corporate goals have a greater weight than divisional goals for all positions. This encourages mutual accountability among the executive team.

Beginning in 2014, our long-term incentive plan, or LTICP, will consist of three equity delivery vehicles:

1.	Project-related milestones reflect the first phase of value creation. They focus on identifying projects, securing approvals, and project implementation. The timeframe associated with the project-related milestones is three years, reflecting the long-term nature of our business. This component of our LTICP delivers 40% of the long-term compensation opportunity.

2.	A performance share plan captures the second phase of value creation – generating maximum profitability and cash flow. The Compensation Committee has selected three-year corporate operating cash flow as the performance share plan metric. This component of our LTICP delivers 40% of the long-term compensation opportunity.

3.	Time-vested restricted stock units are the final component of our LTICP. This is a new element in the plan design for 2014 and recognizes the inherent risk in large-scale land development. Time-vested restricted stock units help balance the performance orientation of our approach with the objective of retaining our executive team. The grants vest one-third each year for three years. This component of our LTICP delivers 20% of the long-term compensation opportunity.

The Compensation Committee believes that the changes to our executive compensation program beginning in 2014 will encourage mutual accountability among our executive team while focusing the team on important goals in the short- and long-term. Furthermore, our new long-term design reflects the value creation process inherent in large-scale land development by first identifying and implementing projects, and then maximizing their respective financial returns.

General Objectives of the Compensation Plan.

The compensation program for our NEOs is designed to align management’s incentives with the long-term interests of our stockholders and to be competitive with comparable employers. Our compensation philosophy recognizes the value of rewarding our named executive officers for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives taking into account their total compensation packages, which include a combination of base salary, an annual cash- and stock-based incentive bonus (with the stock-based component taking the form of restricted stock subject to time-based vesting), and long-term performance-based equity awards. At the NEO level, our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development, which drive the creation of value, as well as the achievement of year-to-year operating performance goals.

Overall Compensation Plan Design.

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company and the individual performance of the executive. The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the business of real estate development, including obtaining entitlement approvals and completing development, and many of the other actions and decisions of our named executive officers, require a long time horizon before the Company realizes a tangible financial benefit.

The Compensation Committee’s objectives when setting compensation for our named executive officers are:

•	Set compensation levels that are sufficiently competitive, within the real estate industry as compared to the peer group and based on the experience of the Compensation Committee, such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success;

•	Retain executives and encourage continued service;

•	Incentivize executives to appropriately manage risks while attempting to improve our financial results, performance and condition over both the short term and the long term.

•	Align executive and stockholder interest;

•	Obtain tax deductibility whenever appropriate without limiting the Compensation Committee’s ability to provide various forms of compensation; and

•	Conserve cash for future investment purposes.

Pay Mix Analysis.

The mix of total compensation elements for our NEOs in 2013, as a percentage of total compensation, is set forth in the table below. Note that the 2013 CEO values represent the first year employment agreement of our new CEO.

The pay component percentages illustrate that variable compensation consists of a significant percentage of total compensation. The emphasis on variable compensation supports the Compensation Committee’s goal of a pay for performance orientation with a significant percentage of total compensation at risk. Also evident in the table and charts below is the importance placed by the Compensation Committee on long-term compensation elements. The nature of the Company’s business is long-term in nature. Therefore, the compensation program places strong emphasis on long-term pay opportunity to link the executive pay programs to the business strategy.

Named Executive Officer	Fixed Compensation (as a % of Total Compensation)		Variable Compensation (as a % of Total Compensation)
	Base Salary	Benefits & Other Compensation	(1) Annual Incentives	LTIP - Time Vested Restricted Stock	LTIP - Project Milestones	LTIP - Performance Shares
CEO 2013	24%	—	15%	61%	—	—
CEO 2014 Target	26%	—	21%	11%	21%	21%
Other NEOs 2013 (Average)	31%	14%	41%	—	—	14%
Other NEOs 2014 Target (Average)	30%	13%	19%	8%	15%	15%

1.	Mr. Bielli was not included in the 2013 compensation plan but did receive an initial restricted stock award and cash award.

The chart below compares the six-year change in CEO compensation and the change in value of $100 invested in the Company (indexed total stock return, or TSR). CEO compensation has decreased over the period, while the change in value of the $100 investment has increased over the period. 2010 CEO compensation is significantly higher than other years due to performance milestone grants awarded that year. The milestone grants, which comprised a significant portion of long-term compensation, represented long-term pay opportunity for 2004 – 2015.

The Role of Compensation Committee in Setting Compensation.

The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other named executive officers. The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer and reviews the performance of the Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief Executive Officer works with the Compensation Committee to establish his goals and objectives to be evaluated throughout the year. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee, which then makes its recommendation to the full Board of Directors for its approval.

The Role of the Compensation Consultant.

During the second half of 2013, the Compensation Committee hired an outside consultant, the Poe Group, to prepare a new analysis of executive officer compensation. The Compensation Committee requested the Poe Group’s advice on a variety of matters, including the form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus peers, pay trends, and potential compensation plan designs and modifications. The Poe Group met with the Compensation Committee with and without management on several occasions during late 2013 and early 2014 with respect to 2014 compensation plans.

Market Comparison Review.

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, the Compensation Committee believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the real estate, land development and agriculture industries and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

In 2013, the Compensation Committee, with guidance from our independent compensation consultant, the Poe Group, reviewed our NEOs total compensation against a peer group of publicly traded real estate land companies. The peer group data is based on 2013 and 2012 results and consisted of the following companies:

Company Name	YE Revenues ($MM)	YE Net Income ($MM)	Market Capitalization ($MM)	Location
Alexander & Baldwin	365	37	1,851	Honolulu, HI
Alico	102	20	284	La Belle, FL
Campus Crest Communities	142	-5	564	Charlotte, NC
Consolidated-Tomoka Land	17	.6	208	Daytona Beach, FL
Cousins Property	210	127	1,940	Atlanta, GA
Deltic Timber	199	26	852	El Dorado, AR
Excel Trust	112	20	562	San Diego, CA
Forestar Group	331	29	752	Austin, TX
HomeFed	57	13	288	Carlsbad, CA
Limoneira	85	5	340	Santa Paula, CA
Monmouth RE Investment	55	21	378	Freehold, NJ
Pope Resources	71	13	293	Poulsbo, WA
St. Joe Company	131	5	1,771	WaterSound, FL
Stratus Properties	116	-2	139	Austin, TX
Tejon Ranch Company	45	4	756	Lebec, CA
TRC Percentile Rank	7%	21%	71%

Elements of Compensation.

The Compensation Committee seeks to create a compensation plan that is balanced in its use of short-term and long-term compensation elements in order to align management’s incentives with the long-term interests of our stockholders. In developing the compensation plan the Compensation Committee seeks to be aware of changing economic and industry conditions, and changing compensation trends. In achieving these objectives a variety of compensation elements are used as described below.

Compensation Component	Objective	Characteristics
Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of responsibility.	Fixed cash component, annually reviewed by the Compensation Committee and adjusted from time to time based on performance and peer group analysis.

Annual Incentive Bonus	A short-term incentive to drive achievement of performance goals in a particular fiscal year, while complementing the achievement of our long-term goals and objectives.	Annual incentive bonuses are paid one-half in cash and one-half in stock. Performance based bonus opportunity for 2013 is based on the achievement of an EBITDA goal, division revenue and operating profit goals, and select qualitative goals that help move the Company forward toward the achievement of long-term objectives

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and development milestone goals to create value by aligning NEO and stockholder interests, promoting NEO retention, and rewarding NEOs for performance over time.	Long-term incentive compensation is in the form of performance stock units. Performance stock units payout is based on the achievement of targets set by the Compensation Committee related to cash flow management and the achievement of specified performance milestones related to the timing of entitlement, permitting, and development of real estate projects.

Benefits Including Retirement Benefits	Provide health and welfare benefits during employment and programs for income at retirement. Programs are designed to reward and retain NEOs by providing an overall benefits package competitive with those provided by other companies.	Health and welfare benefits may vary based on employee elections. Retirement benefits such as pension, SERP, and 401(k) also vary based on compensation and years of service.

Base Salaries.

When establishing base salaries the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives in a peer group. The Compensation Committee believes that compensation objectives are effectively met when a majority of an executive’s compensation is composed of performance based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term fixed compensation better aligns management with stockholders.

In 2012, the Compensation Committee approved the following 2013 base salaries for our NEOs.

Name	2012 Base Salary	2013 Base Salary	Percent Increase
Robert A. Stine	$500,000	$500,000	0%
Gregory S. Bielli		$475,000
Allen E. Lyda	$250,000	$275,000	10%
Joe Drew	$225,000	$231,750	3%
Dennis J. Atkinson	$185,000	$190,550	3%
Gregory Tobias	$235,000	$242,050	3%

In determining to keep our Chief Executive Officer’s 2013 base salary at $500,000, the Compensation Committee took into account that the total compensation package for the Chief Executive Officer, including base salary, which is competitive with the market, based on a review of peer group information, the general experience of the Compensation Committee’s members in our industry, the Company’s current stage within the land development process, the current economic environment, the status of the current real estate industry and market and how these factors impact current compensation levels.

The base salaries for the Messrs. Drew, Atkinson and Tobias were increased by 3%, while Mr. Lyda’s base salary was increased by 10%. When granting these salary increases, the Compensation Committee, along with the Chief Executive Officer, performed an annual review of each of the other named executive officers’ salaries and evaluated possible changes to base salary for each of the other named executive officers for 2013. The Compensation Committee also took into account peer group information, and the fact that there have been no salary increases for the last two years. Mr. Lyda’s 10% increase also reflects increased operational responsibilities within water management and mineral operations.

Mr. Bielli joined the Company in September 2013. The amount shown for Mr. Bielli is his annual salary, which remains the same for 2014.

In December 2013, the Compensation Committee determined that for 2014, the base salary of the other NEOs would be increased by 3% based on performance in 2013 and information from the Poe Group, a compensation consultant.

Annual Performance-Based Incentive Bonuses.

Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year. Each named executive officer at a minimum has 50% of the annual incentive bonus based upon EBITDA or divisional revenues and earnings. The remaining 50% of the annual incentive bonus is tied to the achievement of qualitative measures based upon areas of emphasis that the Compensation Committee believes are important for the particular named executive officer to focus on in the context of achieving the Company’s long-term strategic goals and creating stockholder value. Annual incentive bonuses are paid in restricted stock (which restricted stock is subject to time-based vesting conditions following the award of the annual bonus) and cash, with restricted stock equaling at least one-half of the annual incentive payment. Vesting of restricted stock issued in settlement of 2013 annual bonuses will occur in three installments, one-third each year, beginning in March 2014 and ending in March 2016. To account for the delay in receiving the full incentive (the restricted stock grants are not fully vested until March 2016, whereas cash bonuses would have been paid in full in March 2013) and the fact that each named executive officer must stay with the Company through March 2016 to receive a full incentive payout, the Compensation Committee decided to increase the value of the stock grant portion of the annual incentive payment by a multiple of 1.19 as compared to the cash award portion of the payment. The 1.19 multiple is based upon a net present value calculation that determined the multiple necessary for the stock portion of the award to have the same value as the immediate cash portion of the award. The attainment of each year’s quantitative financial goals for each of the named executive officers is uncertain and is dependent upon factors such as real estate sales and leasing programs, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming operations due to the commodity nature of the products we produce and the fact that we do not know the prices we will receive for our products until harvest begins for a particular year. The achievement of qualitative goals tied to land entitlement, development, and conservation efforts are very dependent on working with groups outside of the Company such as government agencies, local county planning departments, and environmental resource groups, all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The following chart provides the performance level weightings for the Chief Executive Officer and the other named executive officers that were employed for the entire fiscal year and were eligible to receive an annual performance-based incentive bonus. Each of the performance level weighting categories shown in the chart must total 100% within the category and then each category is given a percentage weighting for each named executive officer so that the four categories total 100%. Mr. Bielli was not a part of the 2013 annual incentive plan but will be included in the 2014 plan.

Weighted Measures	Robert A. Stine - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph E. Drew - SVP Real Estate	Dennis Atkinson - SVP- Agriculture	Greg J. Tobias - VP General Counsel
	Quantitative Measurements Corporate
EBITDA	50%	50%	25%	10%	50%
	Division Quantitative Measurements
Division revenue	0%	0%	40%	40%	0%
Division net operating income	0%	0%	60%	60%	0%
Overall Division Quantitative Measure Weighting	0%	0%	25%	40%	0%
	Qualitative Measurements:
Business development	65%	20%	50%	20%	0%
Operating objectives	15%	20%	20%	60%	100%
Financial objectives	0%	40%	30%	20%	0%
Staffing/organizational objectives	20%	20%	0%	0%	0%
Overall Qualitative Measurement Weighting	25%	25%	25%	25%	25%
	Individual Performance
Individual Performance	25%	25%	25%	25%	25%
Total Weighting	100%	100%	100%	100%	100%

Generally the Chief Executive Officer’s qualitative goals are tied to land entitlement, public outreach in support of entitlement, development and conservation goals as well as operational and staffing objectives. The qualitative performance goals for the other NEOs are related to land entitlement, development, and operational goals that support the achievement of corporate entitlement and development goals. The Compensation Committee, after taking into account the Chief Executive Officer’s recommendations, sets the specific weightings for each NEO based on the relative importance of a specific objective in moving the Company forward in achieving its long-term goals and objectives and also his or her direct role in achieving such objective. The plan is structured and bonus levels are determined, based upon the level of achievement of threshold, target and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other NEOs have different cash incentive pay levels (expressed as a percentage of base salary) for achievement at the threshold, target and maximum levels. These percentage levels are based on a 2010 Compensation Report that compared prior target bonus levels with market levels and determined that the Company was below competitive levels. The target percentage levels below are based on a range of 80% to 90% of the competitive ranges determined in the 2010 Compensation Report.

	Threshold	Target	Maximum
Robert A. Stine, Chief Executive Officer	40.00%	80.00%	120.00%
Allen E. Lyda, Chief Financial Officer	27.50%	55.00%	82.50%
Joseph E. Drew, Senior Vice President, Real Estate	27.50%	55.00%	82.50%
Dennis J. Atkinson, Senior Vice President, Agriculture	27.50%	55.00%	82.50%
Gregory J. Tobias, Vice President, General Counsel	27.50%	55.00%	82.50%

The following chart provides a breakdown of 2013 annual incentive award measurement by performance measurement categories and the total 2013 incentive award as a percentage of salary. Final award measurement for the named executive officers will reflect actual results. Therefore, the award measurement percentage most likely will be a number between threshold and target or target and maximum. As an example, if the EBITDA goal achievement for a particular year was 25% in excess of target then the award measurement for the CEO would be 100% for that year, or 1.25 times his target level of 80%:

Weighted Measures	Robert A. Stine - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph E. Drew - SVP Real Estate	Dennis Atkinson - SVP- Agriculture	Greg J. Tobias -VP General Counsel
	Quantitative Measurements Corporate
EBITDA	50.00%	50.00%	25.00%	10.00%	50.00%
Incentive Payout Factor	108.23%	74.41%	74.41%	74.41%	74.41%
Weighted Total	54.12%	37.21%	18.60%	7.44%	37.21%

	Division Quantitative Measurements
Blended revenue/net operating income	0.00%	0.00%	25.00%	40.00%	0.00%
Incentive Payout Factor	0.00%	0.00%	60.00%	75.34%	0.00%
Weighted Total	0.00%	0.00%	15.00%	30.14%	0.00%

	Qualitative Measurements
Qualitative Factors	25.00%	25.00%	25.00%	25.00%	25.00%
Incentive Payout Factor	120.00%	55.92%	52.42%	52.24%	55.00%
Weighted Total	30.00%	13.98%	13.11%	13.06%	13.75%

	Individual Performance
Individual Performance	25.00%	25.00%	25.00%	25.00%	25.00%
Incentive Payout Factor	0.00%	0.00%	35.00%	65.00%	55.00%
Weighted Total	0.00%	0.00%	8.75%	16.25%	13.75%

	Total
Total Incentive Award as a Percent of Salary	84.12%	51.19%	55.46%	66.89%	64.71%

Quantitative Financial Goal – Corporate

Because a very important long-term goal is the achievement of entitlement and beginning of development for our real estate projects, and because Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For our annual incentive a single corporate financial goal is considered: EBITDA. Our definition of EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation. We believe this is a more accurate measurement of the cash used in the operations of the Company. Each named executive officer’s weighting is different based on whether or not they have division revenue and operating income responsibility and the emphasis placed each year on division performance. This corporate measurement is being used, rather than total revenue or net income, because at this stage in the Company’s business EBITDA provides a better indicator of management’s creation of operating cash and overall financial performance since the Company has significant non-cash expenses each year. For 2013, achievement of target performance with respect to this quantitative financial goal required that EBITDA equal $7,505,000 with threshold performance at $5,629,000, and maximum performance at $11,258,000. In comparison to the 2012 EBITDA target of $4,716,000 the 2013 EBITDA goal increased $2,789,000. These performance measurement numbers are based on calculations within the Company’s 2013 business plan and operating budget. For 2013, EBITDA measurement was based on an estimate of 2013 year-end EBITDA of $10,153,000, which put success at just below maximum achievement. Actual 2013 EBITDA using audited financial statements was $12,285,000, which exceeded the maximum goal for the year. Incentive bonuses determined in December 2013 will not be adjusted based on the actual EBITDA number. The actual results for the year were above the maximum target budget amount due to improved commercial/industrial revenues, including higher equity in earnings of unconsolidated joint ventures and an increase in farming profits compared to the 2013 operating budget.

Quantitative Financial Goal – Division

The following are the division financial results for the Senior Vice President, Real Estate and Senior Vice President, Agriculture.

Name and Principal Position	Threshold	Target	Maximum	Actual	% of Target
Mr. Drew - SVP Real Estate Revenue Goal	$4,915,000	$6,553,000	$9,830,000	$6,848,000	105%
Mr. Drew - SVP Real Estate Net Income Goal	$398,000	$530,000	$795,000	$690,000	130%
Mr. Atkinson - SVP Agriculture Revenue Goal	$12,339,000	$16,452,000	$24,578,000	$22,682,000	138%
Mr. Atkinson - SVP Agriculture Net Income Goal	$1,438,000	$1,917,000	$2,876,000	$7,876,000	411%

The Senior Vice President, Real Estate, Joe Drew, has quantitative goals related to revenue and income that complement the overall corporate objective. Commercial/industrial real estate revenues and net income targets do not include grazing leases, land management ancillary revenues, and off site lease revenues. Mr. Drew’s blended performance percentage is shown in the table above. The Senior Vice President, Agriculture, Dennis J. Atkinson, had a 2013 quantitative goal related to farming revenues and net income. For 2013, the Company recognized farming revenue that was greater than target but less than the maximum level. Mr. Atkinson also had a target net income goal for the year that was achieved at greater than the maximum level. Both goals were achieved at a greater than target level due to increases in pistachio and almond revenues that were partially offset by higher cost of sales when compared to the 2013 operating budget. In the setting of quantitative goals each year our target goals are developed through our annual budgeting process and we believe these are realistically attainable goals and that maximum achievement levels will be difficult to attain without significant effort and development of new business opportunities.

Qualitative Performance Objectives

In addition to the quantitative goals described above, the Chief Executive Officer’s annual incentive bonus in 2013 was based upon the achievement of qualitative performance objectives proposed by the Chief Executive Officer and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives (including the achievement of strategic milestones related to land development and entitlement efforts that the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan). Qualitative goals for 2013 specifically related to leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, overseeing a public outreach strategy to build support for our entitlement programs, and overseeing the continued implementation of our water strategy. Based on achieving final permits for the Tejon Mountain Village project, progress in moving forward our Centennial project, beginning of construction for the new outlet center at the Tejon Ranch Commerce Center, and the continued strengthening of the Company’s water investment, the Compensation Committee determined that the Chief Executive Officer achieved a target level of performance.

The other named executive officers have more diverse qualitative performance goals than the CEO, generally tied to individual areas of responsibility, which focus both on short-term and long-term goals (including improving operational efficiencies and achieving milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, development, and conservation). Generally the qualitative goals covered: (1) coordinating with joint venture partners regarding entitlement and permitting activity milestones for our Tejon Mountain Village community and the Centennial community; (2) beginning the entitlement process for the Grapevine Development Area; (3) guiding the Company in working with various government agencies as a part of the entitlement process; (4) implementation of a ranch-wide management plan in connection with the Conservation and Land Use Agreement; (5) acquiring and managing new water resources; (6) expansion of oil exploration on ranch lands; (7) meaningful progress toward the construction of the new outlet center; (8) implementation of the approved ten-year farm management program; (9) implementing new capital funding activities and financing of outlet center construction; and (10) coordination with key Resource Organizations and the Tejon Ranch Conservancy to allow for successful entitlement of our development projects.

The Chief Executive Officer and the Compensation Committee evaluate the success of the named executive officers (other than the CEO) in meeting their individual qualitative goals and objectives, with final approval provided by the Compensation Committee. In evaluating the success of meeting specific qualitative objectives, the Chief Executive Officer and the Compensation Committee review the objective and identify whether or not the objective was accomplished or if the proper amount of progress has been made in achieving the objective. The Chief Executive Officer and the Compensation Committee note for each objective if the objective was accomplished in the time frame designated and if the outcome achieved was as specified in the original objective. Based on each named executive officer’s achievement of his and her goals and objectives and the qualitative goals listed above the Compensation Committee approved achievement of the qualitative goals for 2013 for the named executive officers at the levels shown in the above table.

Individual Performance

On a subjective basis the Compensation Committee evaluates the overall performance of the Chief Executive Officer and the other named executive officers outside of the attainment of specified qualitative goals taking into account concepts such as teamwork, management of staff and departments, and management of process between departments. No specific weighting is given to any of these concepts or other factors the Compensation Committee may include in their performance evaluation. The Chief Executive Officer and the other named executive officers’ subjective weighting is identified above under Individual Performance Level Weighting. As shown in the above table this subjective weighting is included in the calculation of the final annual incentive award percentage.

Equity Compensation.

The Compensation Committee believes that the long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term incentives to align senior management’s interests with stockholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants that encourage teamwork.

The vesting of equity grants issued since 2004 has been tied to the achievement of specific goals and objectives. The Company grants long-term milestone performance units that are tied to the achievement of several objectives related to our land entitlement and real estate development activities, including our success in achieving entitlements for our planned communities. The performance milestone units currently outstanding are related to our Centennial project. Due to their strategic significance, we believe that disclosing specific objectives and time frames might result in competitive harm or delay achievement of long-term strategic objectives. We believe that the achievement of the target level of performance will require significant effort and substantial progress over the next few years in light of the current entitlement environment in California. During 2013, milestone performance grants related to full permitting of the Tejon Mountain Village community vested. The number of shares vested is shown in the Option Exercises and Stock Vested table on page 38.

With respect to the grant of the annual performance units, the Company’s practice is to determine annually a dollar amount of equity compensation that it wishes to provide and to grant a number of performance units that have a fair market value equal to that amount on the date of grant. Vesting of these annual grants is tied to the achievement of a rolling three-year cash metric. The rolling three-year cash metric is budgeted cash provided from operations less cash used for capital investment, excluding activities within marketable securities. For 2013, the dollar amount for the Chief Executive Officer was $300,000 and for the other named executive officers it was a range from $80,000 to $118,000 depending on the importance of the input from each of the other named executive officers to the successful achievement of the goal. The level of the target dollar amount for each named executive officer is based on the 2010 Compensation Report that recommended long-term compensation goals for each position. The number of shares of stock is based on a ninety-day average stock price divided into each named executive officers dollar amount of value. The shares granted are expensed based on the closing price of the stock on grant date.

The annual performance units are tied to the achievement of the rolling three-year cash flow metric, described above. This performance metric was selected by the Compensation Committee as a measurement of management’s ability to manage cash assets over an extended period at a time when cash demands will be high and net income will not be significant. For 2013, this cash flow measure covers the years 2013 through 2015 and has a cumulative cash usage target of $107,207,000. The Company believes that achievement of this target level of performance will require significant effort and is dependent on the continued absorption of land at Tejon Ranch Commerce Center, continued improvement in oil and mineral revenues, and progress with respect to pre-development activities at Tejon Mountain Village and entitlement activities at Centennial. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information regarding entitlement and development activities. This target assumes we are moving forward in a positive manner with respect to our development projects. These grants vest after three years and the number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award.

The goal for the 2011 – 2013 period was cumulative cash usage of $39,762,000, and the goal for the 2012 – 2014 period is cumulative cash usage of $53,038,000. For the 2011 – 2013 period, goal achievement was above the maximum objective, with cash usage at $13,734,000. These grants, which are referenced in footnote 2 to the Outstanding Equity Awards at 2013 Fiscal Year-End table that begins on page 37, vested and were delivered after the March 2014 Board of Directors meeting. See the 2013 Grants of Plan Based Awards Table on page 35, for number of shares granted each named executive officer for the 2013–2015 rolling three-year period. The table below summarizes the outstanding (as of the end of 2013) performance grant measurement goals.

(Dollars in thousands) Performance Grant	Threshold	Target	Maximum	Actual
2011-2013 Cash Flow Objective	(59,643)	(39,762)	(19,881)	(13,734)
2012-2014 Cash Flow Objective	(79,557)	(53,038)	(26,519)	n/a
2013-2014 Cash Flow Objective	(160,811)	(107,207)	(53,604)	n/a

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Discretionary One-Time Equity Grants

During 2013, Mr. Lyda was granted 20,000 shares of restricted stock units related to his new employment agreement as additional equity incentive to stay in the employment of the Company, especially during the transition to a new Chief Executive Officer. These shares will vest over three years beginning on January 31, 2016, subject to his continued employment with the Company. Mr. Bielli was granted 40,000 shares of stock as part of his initial compensation package (determined based upon arms-length negotiation) for joining the Company as its new Chief Executive Officer. The shares will vest over three years beginning on September 16, 2014, subject to his continued employment with the Company.

Retirement Plans.

The Compensation Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and are consistent with Tejon’s philosophy of preferring long-term pay to short-term pay. For most of our employees, including the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President Real Estate, and the Senior Vice President Agriculture, Tejon provides a pension plan and a 401(k) plan. For the Chief Executive Officer and two other named executive officers, the Company also provides a supplemental executive retirement plan, or SERP. Based on their hiring dates, the new Chief Executive Office and the Vice President General Counsel are not included in the pension plan or SERP, which were frozen as of February 1, 2007, but are included in the 401(k) plan. The Compensation Committee believes that retirement benefits are an important piece of the overall compensation package for the named executive officers.

Benefits to be received from the pension plan upon retirement are determined by an employee’s highest five-year final average annual compensation out of the last ten years, length of service with the company, and age at retirement. Average annual compensation consists only of base salary and annual incentive bonuses paid in either cash or stock. Benefits from the pension plan can be limited for the named executive officers that participate in the pension plan due to Internal Revenue Service compensation ceilings that are used in the calculation of pension benefits. Because of the Internal Revenue Service limits within the pension plan, the Company established a SERP to replace any pension benefit these officers might lose based on the benefit calculations within the pension plan. Without the SERP, our named executive officers who participate in the pension plan would not otherwise be eligible to receive pension benefits that are comparable in percentage based on compensation to the benefits received by other employees generally. The benefit in the SERP is calculated using the same criteria as the pension plan, except that total average compensation is used and the difference between the SERP calculation and the pension calculation is the value of the SERP benefit.

In order to manage the costs of and liabilities from the pension and SERP plans, the Company restructured the pension plan in early 2007 to lower the benefit accrual rate, change the retirement age to match social security retirement age, and freeze new employee participation effective February 1, 2007. These changes were made not only to manage costs but also to allow the Company to continue to reward long-term service with the Company. The Company also offers a 401(k) program to its employees, which offers a matching contribution equal to one percent of salary, for employees in the pension plan, if the employee contributes at least four percent of salary to the plan. Tied to the changes in the pension plan described above, we increased the match for employees who will not be eligible for the pension plan to two percent of salary if they contribute at least four percent of salary to the plan.

The named executive officers may elect to defer cash- and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Claw back Policy.

The Company has a policy requiring a fixed course of action with respect to compensation adjustments following restatements of performance targets. In the event that our Board of Directors, or Board, determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that were vested in each case, on the basis of having met or exceeded such performance targets in grants or awards made after during the three full fiscal years prior to the filing of the Current Report on Form 8-K announcing the restatement.

If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company stockholders such payments to and/or equity awards held by executive officers who are found personally responsible for the material restatement, as determined by the Board, by requiring executive officers to pay such amounts to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Stock Ownership Guidelines.

The Company has stock retention guidelines as follows:

Position	Stock Retention Guidelines
Chief Executive Officer	Own within five years from participation date shares and performance units and deferred shares, which have an aggregate value equal to or greater than five times his annual salary.
Chief Financial Officer	Own within five years from participation date shares and performance units and deferred shares, which have an aggregate value equal to or greater than three times his annual salary.
Other Named Executive Officers	Own within five years from participation date shares and performance units and deferred shares, which have an aggregate value equal to or greater than two times their respective salaries.
Non-Employee Directors	Own within five years from participation date five times the value of annual director fees.

All named executive officers are expected to make reasonably steady progress toward these ownership guidelines between now and December 2014, with the exception of the Vice President, General Counsel, who has until 2016 to meet guideline based on date of hiring. The Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines will be evaluated by the Compensation Committee and reflected in each named executive officer’s annual review for that year. During 2012, the Compensation Committee approved stock retention guidelines for non-employee directors as indicated above.

Change in Control Benefits.

The Compensation Committee believes that stockholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on stockholder interests when considering strategic alternatives. Except for accelerated vesting of equity awards pursuant to our equity compensation plan, change in control benefits, as provided in a severance agreement with each of our named executive officers, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments upon Termination or Change in Control table on page 42 of this proxy statement for a more detailed description and an estimate of value of these benefits. None of the agreements with our named executive officers or other compensation plans or arrangements provide for a gross-up payment or re-imbursement for excise taxes that could be imposed on the executives under Section 4999 of the Code.

In addition to the foregoing change in control severance benefits, the named executive officers that participate in the pension plan and SERP will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans. If a named executive officer has been credited with more than 15 years of service, as of the effective date of termination, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to above.

Separation or Severance Benefits.

During 2013, the Company entered into an Employment Agreement with the Chief Financial Officer, which provides for severance benefits outside of a change in control context. For detailed information regarding the Employment Agreement please refer to the Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table on page 36.

In some circumstances the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves even if the Company does not have a contractual obligation to provide a separation package. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically endured for approximately one year.

Unless the Compensation Committee determines otherwise, if prior to vesting of all or any part of a restricted stock award or performance unit award a NEO’s employment with the Company is terminated for any reason, including death or disability, the NEO will forfeit to the Company the portion of the award which has not vested.

Perquisites and Other Personal Benefits.

The Compensation Committee reviews annually the perquisites that named executive officers receive. The primary benefits for the named executive officers are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three-times salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives, and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Tax Considerations.

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the

Compensation Committee believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, although the Compensation Committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. We will, of course, consider alternative forms of compensation consistent with our compensation goals that preserve deductibility as much as possible.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Goolsby, Metcalfe, Winer, and Stack comprise the Compensation Committee. No member of the Compensation Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2014 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. This report is provided by the following independent directors, who comprise the Compensation Committee.

Geoffrey L. Stack (Chairman), John L. Goolsby, Norman Metcalfe, Michael Winer

Members of the Compensation Committee

Fiscal Year 2013 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the named executive officers for the fiscal years ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Robert A. Stine,(5)	2013	500,000	—	—	420,550	218,897	26,819	1,166,266
Chief Executive Officer	2012	500,000	—	381,401	500,000	1,035,082	34,063	2,450,546
	2011	500,000	—	448,073	500,000	1,073,361	29,791	2,551,225
Gregory S. Bielli,(6)	2013	138,542	300,000	1,193,600	—	—	5,062	1,637,204
Chief Operating Officer
Allen E. Lyda,	2013	275,000	—	739,194	140,752	241,430	23,016	1,409,392
Chief Financial Officer	2012	250,000	—	143,389	191,250	360,083	14,568	959,290
	2011	250,000	—	168,924	196,875	276,262	15,492	907,553
Joe Drew,	2013	231,750	—	132,551	128,520	99,281	26,835	618,937
Senior Vice President, Real Estate	2012	225,000	—	146,476	157,781	174,863	18,631	722,751
	2011	225,000	—	174,622	177,728	96,052	17,715	691,117
Dennis J. Atkinson	2013	190,550	—	91,263	127,449	—	31,795	441,057
Senior Vice President, Agriculture	2012	185,000	—	99,443	136,530	51,865	21,916	494,754
	2011	185,000	—	116,446	133,478	138,571	20,376	593,871
Gregory Tobias	2013	242,050	—	129,502	156,613	—	20,461	548,626
Vice President, General Counsel	2012	235,000	—	141,126	167,438	—	17,706	561,270

1.

The figures in this column represent two separate stock grants for the Chief Executive Officer and for the other NEOs: (i) the incremental value of the stock awards granted in lieu of cash payments under the Company’s annual incentive plan for 2013 over the value of the cash awards that would have otherwise been payable based upon 2013 performance (see the discussion in the Compensation Discussion and Analysis under “Annual Performance-Based Incentive Bonuses” on page 23 above for additional detail regarding this program); and (ii) the grant date fair value of the three-year rolling performance shares granted in 2013 based upon the probable outcome of these shares. The following outlines the 2013 stock grants:

Name	Annual Incentive Plan Stock Award (Incremental Value)	Restricted Stock Awards	Grant-Date Fair Market Value of the Three-Year Rolling Performance Shares	Total Actual Stock Award
Gregory S. Bielli		$1,193,600		$1,193,600
Allen E. Lyda	$13,371	$611,200	$114,623	$739,194
Joe Drew	$12,210		$120,341	$132,551
Dennis J. Atkinson	$12,108		$79,155	$91,263
Gregory Tobias	$14,879		$114,623	$129,502

At maximum achievement the value received under the three-year rolling performance shares awards granted in 2013 would be $171,934 for Mr. Lyda and Mr. Tobias, $180,511 for Mr. Drew, and $118,732 for Mr. Atkinson. The value in this column for Mr. Lyda also includes a grant of 20,000 shares of restricted stock units, granted in connection with his new employment agreement. For 2013, Mr. Stine’s annual incentive was paid all in cash and he received no 2013 three-year rolling performance shares due to his retirement in December 2013. Mr. Bielli was not included in the 2013 compensation plan due to the timing of his employment with the Company; he will however participate in the compensation plan in 2014. The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 8, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. During 2012, the stock awards granted did not vest and will only vest in future years based on the achievement of cash flow targets, milestone performance objectives tied to development activities, and to continued employment with the Company.

2.	Non-Equity incentive plan compensation for the Chief Executive Officer and other named executive officers consists of annual incentive plan payments earned in the applicable fiscal year. As described in the Compensation Discussion and Analysis under “Annual Performance-Based Incentive Bonuses” on page 23 above, in 2013, 2012, and 2011 one-half of the above amounts were paid in the form of stock grants in lieu of cash.
3.	The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the current year. See Note 13, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.
4.	Except with respect to Mr. Stine, for whom “All Other Compensation” also includes $10,000 for life insurance premiums, each of the named executive officers received the amounts set forth in this column in the form of a Company-provided vehicle and related maintenance.
5.	Mr. Stine resigned from the Company effective December 17, 2013.
6.	Mr. Bielli joined the Company in September 2013. His annualized salary is $475,000 and the amounts shown in the bonus column were approved by the Compensation Committee as a part of his compensation for joining Company. The amount in the “Stock Awards” column reflect his initial grant of 40,000 shares of restricted stock units as part of his compensation for joining the Company.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table provides information about awards granted to the named executive officers in the fiscal year ended December 31, 2013 pursuant to our 2004 Stock Incentive Program.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	Grant Date Fair Value of Stock Awards
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	($)
Robert A. Stine:
Annual incentive plan – cash portion	2013	12/12/13	200,000	400,000	600,000
Gregory S. Bielli:
Time-based RSUs(3)	2013	9/16/13							40,000	1,193,600
Allen E. Lyda:
Performance grants, cash flow objective(2)	2013	3/12/13				2,566	3,849	5,774		114,623
Annual incentive plan		12/12/13	37,813	75,625	113,438
Annual incentive plan – stock portion(1)		12/12/13							2,150	70,378
Annual incentive restricted stock grant(1)		12/12/13							408	13,371
Time-based RSUS(3)		1/31/13							20,000	611,200
Joe Drew:
Performance grants, cash flow objective(2)	2013	3/12/13				2,694	4,041	6,062		120,341
Annual incentive plan		12/12/13	31,866	63,731	95,597
Annual incentive plan – stock portion(1)		12/12/13							1,963	64,271
Annual incentive restricted stock grant(1)		12/12/13							373	12,210
Dennis J. Atkinson:
Performance grants, cash flow objective(2)	2013	3/12/13				1,772	2,658	3,987		79,155
Annual incentive plan		12/12/13	26,201	52,401	78,602
Annual incentive plan – stock portion(1)		12/12/13							1,946	63,718
Annual incentive restricted stock grant(1)		12/12/13							370	12,108
Gregory Tobias:
Performance grants, cash flow objective(2)	2013	3/12/13				2,566	3,849	5,774		114,623
Annual incentive plan		12/12/13	33,282	66,564	99,846
Annual incentive plan – stock portion(1)		12/12/13							2,392	78,299
Annual incentive restricted stock grant(1)		12/12/13							454	14,879

1.

The annual incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the named executive officer’s responsibilities. For 2013, based upon the percentage of achievement shown in the “Annual Performance-Based Incentive Bonuses” section of Compensation Discussion and Analysis, Mr. Stine earned an incentive of $420,550; Mr. Lyda $140,752; Mr. Drew $128,520; Mr. Atkinson $127,499; and Mr. Tobias $156,613. The above incentive awards for 2013 were paid out in one-half restricted stock, which will vest in three annual installments beginning March 2014 and ending March 2016, and one-half in cash, with the exception of Mr. Stine who received all cash. The restricted stock grant awards in lieu of cash payments earned in 2013 under the annual incentive plan equaled 2,558 shares for Mr. Lyda; 2,336 for Mr. Drew; 2,316 for Mr. Atkinson; and 2,846 for

Mr. Tobias. The number of shares issued in respect of the stock-based portion of the annual installment bonus is 1.19 times greater in value than what would have been paid were the stock-based portion of the bonus paid in cash. For additional detail see the “Annual Performance-Based Incentive Bonuses” section of Compensation Discussion and Analysis beginning on page 23.
2.	The equity incentive award program provides for performance unit grants, which vest upon achievement of a cash flow objective over a three-year time frame. The objective is based upon meeting targeted cash from operations less cash used in investments within the Company’s five-year business plan. The three-year objective for these potential stock awards is cash usage of $107 million. For additional detail see the “Equity Compensation” section of Compensation Discussion and Analysis beginning on page 27.
3.	Mr. Bielli received 40,000 restricted stock units as part of his compensation package for joining the Company. Mr. Bielli’s shares will vest over three years beginning September 16, 2014. Mr. Lyda received 20,000 restricted stock units in January 2013 as part of his new employment agreement. Mr. Lyda’s shares will vest over three years beginning on January 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Mr. Lyda

On January 31, 2013, the Company entered into an employment agreement (the “Lyda Agreement”) with Mr. Lyda in connection with his new responsibilities as Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary. The initial term of the Lyda Agreement is for one year, and will then automatically renew on a year-to-year basis until either party provides the other party with 30 days’ written notice of termination. Pursuant to the terms of the Lyda Agreement, effective January 31, 2013, Mr. Lyda’s base salary was increased from $250,000 to $275,000. The Lyda Agreement also provides that Mr. Lyda is eligible to participate in the Company’s Executive Compensation Plan and to participate in benefits made generally available by the Company to similarly situated executives.

In the event Mr. Lyda’s employment is terminated, Mr. Lyda shall be entitled to certain compensation. If Mr. Lyda’s employment is terminated “Without Cause” or voluntarily for “Good Reason” (as both terms are defined in the Lyda Agreement) within two years of the Company hiring or appointing a CEO to replace Mr. Stine (which occurred on December 17, 2013), the Company shall pay him (in addition to any accrued payments) a lump sum consisting of an amount equal to twice his base salary in effect at the time of termination plus an amount equal to twice his annual average bonus based on the bonus he was paid in the three years preceding his termination; the Company shall also continue to pay Mr. Lyda’s medical benefits for a two-year period following his termination, and any stock earned by Mr. Lyda pursuant to the Company’s Executive Stock Grant Plan shall be considered to have vested as of the date of Mr. Lyda’s termination. Further, any milestone performance share grant and rolling three-year performance grant previously granted to Mr. Lyda, or that meets the achievement criteria for vesting and is approved by the Board for vesting within 12 months from Mr. Lyda’s termination under these circumstances, shall be considered vested for purposes of the Lyda Agreement. If Mr. Lyda’s employment is terminated Without Cause or voluntarily for Good Reason two or more years after the Company hires or appoints a CEO to replace Mr. Stine (which occurred on December 17, 2013), the Company shall pay him (in addition to any accrued payments) a lump sum consisting of an amount equal to his base salary in effect at the time of termination plus an amount equal to his annual average bonus based on the bonus he was paid in the three years preceding his termination; the Company shall also continue to pay Mr. Lyda’s medical benefits for a one-year period following his termination, and any stock earned by Mr. Lyda pursuant to the Company’s Executive Stock Grant Plan shall be considered to have vested as of the date of Mr. Lyda’s termination. As a condition to receiving any severance pay, Mr. Lyda shall be required to sign a general release in favor of the Company.

Upon termination of his employment, pursuant to the Lyda Agreement, Mr. Lyda shall be bound by a one-year non-solicitation provision as well as an ongoing obligation not to disclose the confidential information of the Company.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the current holdings of stock options, restricted stock, and performance unit awards of the named executive officers. This table includes unvested stock grants, and performance share grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer that had outstanding equity as of December 31, 2013. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2013, which was $36.76 per share. The market value as of December 31, 2013 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert A. Stine:
Annual Stock Incentive Award(1)			—	—
Performance Units(2)			—	—
Milestone Performance Units(3)			—	—

Totals Robert A. Stine	—	—	—	—
Gregory S. Bielli:
Time-based Restricted Stock Units(4)	40,000	1,470,200	—	—

Totals Gregory S. Bielli	40,000	1,470,200	—	—
Allen E. Lyda:
Time-based Restricted Stock Units(5)	20,000	735,200
Annual Stock Incentive Award(1)			6,926	254,600
Performance Units(2)			14,207	522,249
Milestone Performance Units(3)			47,170	1,733,969

Totals Allen E. Lyda	20,000	735,200	68,303	2,812,886
Joe Drew:
Annual Stock Incentive Award(1)			6,064	254,600
Performance Units(2)			14,920	522,249
Milestone Performance Units(3)			40,420	1,733,969

Totals Joe Drew	—	—	61,404	2,257,211
Dennis J. Atkinson:
Annual Stock Incentive Award(1)			4,382	161,082
Performance Units(2)			9,814	360,763
Milestone Performance Units(3)			28,050	1,031,118

Totals Dennis J. Atkinson	—	—	42,246	1,552,963
Gregory Tobias:
Restricted Stock	5,000	183,800
Annual Incentive			5,289	194,424
Performance Units(2)			8,005	294,264

Totals Gregory Tobias	5,000	183,800	13,294	488,687

1.	Restricted stock granted in lieu of cash for a portion of the annual incentive bonus will vest in equal installments over three years beginning on March 15, 2014.

2.	Performance units consist of shares that may vest during March 2014, 2015, and 2016 based upon achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares that will vest in 2014 due to the achievement of the specified cash flow objective over the 2011-2013 period:

Name	2014 Performance Units that have Vested	2015 Performance Units that have Vested	Fair Value of the Three- Year Rolling Performance Shares	Total Actual Award
Gregory S. Bielli	0	0	0	0
Allen E. Lyda	6,204	4,155	3,848	14,207
Joe Drew	6,515	4,364	4,041	14,920
Dennis J. Atkinson	4,286	2,870	2,658	9,814
Gregory Tobias	0	4,156	3,849	8,005

Mr. Stine will not vest in any shares in 2014. As part of his retirement Mr. Stine was paid cash for 11,029 shares. For additional detail see the “Equity Compensation” section of Compensation Discussion and Analysis beginning on page 27.
3.	Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our residential development and conservation efforts. For additional detail see the “Equity Compensation” section of Compensation Discussion and Analysis beginning on page 27. No performance milestone units were granted during 2013.
4.	The RSUs granted to Mr. Bielli will vest in equal installments over three years beginning September 16, 2014.
5.	The RSUs granted to Mr. Lyda will vest in equal installments over three years beginning on January 31, 2016.

Stock Vested in Fiscal Year 2013

The following table provides information, for the named executive officers, on the value realized and the number of shares acquired upon the vesting of stock awards and the value realized each before payment of any applicable withholding tax and broker commissions.

OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Stine:
Annual Incentive Grants	10,455	$311,245
Performance Grants(1)	16,278	484,596
Milestone Performance Grants(1)	134,460	4,743,749

Total Robert A. Stine	161,193	$5,539,590
Gregory S. Bielli:
Annual Incentive Grants
Performance Grants(1)
Milestone Performance Grants(1)

Total Gregory S. Bielli	0	$0
Allen E. Lyda:
Annual Incentive Grants	3,884	$115,627
Performance Grants(1)	5,178	154,149
Milestone Performance Grants(1)	47,058	1,660,206

Total Allen E. Lyda	56,120	$1,929,982
Joseph E. Drew:
Annual Incentive Grants	3,422	$101,873
Performance Grants(1)	5,178	154,149
Milestone Performance Grants(1)	51,278	1,809,088

Total Joseph Drew	59,878	$2,065,110
Dennis J. Atkinson:
Stock Options
Annual Incentive Grants	2,730	$81,272
Performance Grants(1)	2,468	73,472
Milestone Performance Grants(1)	25,818	910,859

Total Dennis Atkinson	31,016	$1,065,604
Gregory Tobias:
Restricted Stock Grants	2,500	$81,850
Annual Incentive Grant	1,222	36,379

Total Gregory Tobias	3,722	$118,229

1.	The performance grants that vested during 2013 were originally granted in 2010 as a part of the annual rolling three-year performance grant that is tied to the achievement of specified cash management objectives. The milestone performance grants that vested during 2013 were tied to full permitting of Tejon Mountain Village. For additional detail see the “Equity Compensation” section of Compensation Discussion and Analysis beginning on page 27.

Pension Benefits in Fiscal Year 2013

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone hired on or after February 1, 2007, is not allowed to participate in the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s social security retirement date. The amount of annual benefit, payable monthly, is based upon an employee’s average monthly compensation which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly is 1.45% of the average monthly compensation, offset by .65% of the final average compensation not in excess of one-twelfth of covered compensation, multiplied by total years of service (up to a maximum of 25 years); or the sum of the accrued benefit as of December 31, 1988 and the benefit as calculated above with total years of service, reduced by the years of service prior to January 1, 1989.

The named executive officers’ annual earnings taken into account under this formula include base salary and any annual cash or stock incentive payments, if any, but may not exceed an IRS-prescribed limit applicable to tax qualified plans ($255,000 for 2013).

Pension benefits fully vest after the completion of five years of service. Prior to that time the benefit is not vested.

The supplemental executive retirement plan, or SERP, was established for the named executive officers to replace any pension benefit the named executive officers might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert A. Stine	Defined Benefit Plan	18	656,406	—
	Supplemental Executive Retirement Plan(2)	32	4,848,133	—
Gregory S. Bielli	None			—
Allen E. Lyda	Defined Benefit Plan	24	484,481	—
	Supplemental Executive Retirement Plan	24	719,194	—
Joe Drew	Defined Benefit Plan	13	441,001	—
	Supplemental Executive Retirement Plan	13	719,194	—
Dennis Atkinson	Defined Benefit Plan	38	776,312	—
	Supplemental Executive Retirement Plan	—	—	—
Greg Tobias	None			—

1.	The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 13, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the valuation method and these assumptions.
2.	Mr. Stine receives 1.85 years of service for every year of service within the SERP up to a total of 30 years of service. Once 30 years of service is reached in the SERP then Mr. Stine receives an additional year of service for each year he works. This was provided for in Mr. Stine’s employment contract so that he could receive a full pension benefit at retirement in consideration of his age when joining the Company. This is a benefit provided to Mr. Stine and is not available to the other named executive officers. The increase in benefit related to the additional years of service in the SERP plan is approximately $1.4 million.

Fiscal Year 2013 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses and vested restricted stock or performance units and there are no limits on the extent of deferral permitted. The plan is available for the named executive officers and directors of the Company. Each of the named executive officers with deferred compensation have elected to defer payment until termination of employment at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. Withdrawals are provided for in the plan for unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstance arising as a result of events beyond control of the employee, each as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The decision by each named executive officer to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming new year. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any named executive officer or director. Earnings from any cash contributed or stock that is converted to cash by a named executive officer or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been converted to cash within the plan.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
Robert A. Stine	—	109,255	462,698	—
Gregory S. Bielli	—	—	—	—
Allen E. Lyda	—	88,492	—	374,768
Joe Drew	—	88,492	—	374,768
Dennis Atkinson	—	25,588	—	108,368
Greg Tobias	—	—	—	—

1.	All amounts reported in the aggregate balance at last fiscal year end previously were reported as compensation to the named executive officer in the Summary Compensation Table for previous years.
2.	Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2013. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company stock.

Fiscal Year 2013 Potential Payments Upon Termination or Change in Control

The Company has entered into an agreement with each of the named executive officers that provides for specified benefits upon a change of control. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Benefits are payable to a named executive officer as a result of termination of employment in connection with a change in control if the named executive officer is terminated without cause during the two years after the occurrence of a change in control or the named executive officer is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The named executive officer will also receive benefits if he or she voluntarily terminate employment after a change in control if the named executive officer has been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e., a resignation for good reason). A named executive officer’s employment shall be deemed to have been terminated for cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, or wrongful disclosure of confidential information.

Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other named executive officers, and a lump sum payment of two and one-half times the named executive officer’s average bonus for the previous three years. The named executive officers are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each named executive officer also has the right for a three-month period to continue use of any perquisites he or she may have had prior to the change in control. Generally, all unvested performance unit awards will vest at target achievement levels upon a change in control whether or not the named executive officer is terminated. During the period of time described above during which benefits are to be received in connection with a change in control, the named executive officer must agree not to solicit any employees of the Company or disclose any confidential information related to the Company.

		Before Change in Control (3)	After Change in Control(1)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Change in Control No Termination ($)
Robert A. Stine	Salary Continuation		—
	Bonus – Target		—
	Health Insurance		—
	Other Compensation(2)		—
	Equity Compensation		—

	Total Value		—	—
Gregory S. Bielli	Salary Continuation		1,425,000
	Bonus – Target		950,000
	Health Insurance		46,800
	Other Compensation(2)		45,936
	Equity Compensation		1,470,400	1,470,400

	Total Value		3,938,136	1,470,400
Allen E. Lyda (3)	Salary Continuation	550,000	687,500
	Bonus – Target	352,580	378,125
	Health Insurance	31,200	39,000
	Other Compensation(2)	—	142,956
	Equity Compensation	374,952	3,246,018	3,246,018

	Total Value	1,308,752	4,493,599	3,246,018
Joe Drew	Salary Continuation		579,375
	Bonus – Target		318,656
	Health Insurance		39,000
	Other Compensation(2)		63,220
	Equity Compensation		2,257,211	2,257,211

	Total Value		3,257,462	2,257,211
Dennis Atkinson	Salary Continuation		476,375
	Bonus – Target		262,006
	Health Insurance		39,000
	Other Compensation(2)		80,078
	Equity Compensation		1,552,963	1,552,963

	Total Value		2,410,422	1,552,963
Gregory Tobias	Salary Continuation		605,125
	Bonus – Target		332,819
	Health Insurance		39,000
	Other Compensation(2)		20,112
	Equity Compensation		672,487	672,487

	Total Value		1,669,544	672,487

1.	Restricted stock and performance units vest upon a change in control. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level. The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2013 ($36.76).

2.	“Other Compensation” consists of accrued and unused vacation and personal paid leave at the time of termination and, if the named executive officer has the right to use a Company vehicle prior to termination, the continuation of that benefit for a three-month period.
3.	If the executive is involuntarily terminated by the Company without cause or voluntarily terminated by executive for good reason within two years of the hiring of a new Chief Executive Officer Mr. Lyda will receive an amount equal to two times the annual base salary; an amount equal to two times an average annual bonus over the last three years; continuation of medical benefits for a two year period; any stock grants that vest at time of separation; and for a twelve month period after separation any stock grants that would have vested if Mr. Lyda were still employed. Termination two or more years after a new Chief Executive Officer reduces the above cash amounts to one times annual salary; one times the average annual bonus; and any stock grants that vest at time of separation.

Director Compensation in Fiscal Year 2013

In 2013, non-employee directors received 1,000 shares of stock and an annual retainer of $60,000 payable quarterly in the form of common stock in arrears, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common stock and the Chairman of each of the Audit, Compensation and Real Estate Committees received an annual retainer of $15,000 payable in common stock. During 2013, there was an ad hoc committee of Directors working on the Chief Executive Officer replacement. The Chairman of that committee received a $25,000 annual retainer and the two other directors on the committee received a $15,000 retainer. Directors affiliated with a person or entity owning 15% or more of the Company’s total shares outstanding could elect to receive their entire annual retainer in cash. Directors are not paid any fees for board or committee meeting attendance. During 2012, the Compensation Committee approved stock retention guidelines for non-employee directors; the target retention value is five times the value of annual director fees.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)
John Goolsby	—	131,468
Anthony Leggio	—	91,468
Norman Metcalfe	—	121,468
George G. C. Parker	—	106,468
Kent G. Snyder	—	116,468
Geoffrey L. Stack	—	121,468
Daniel R. Tisch	—	91,468
Michael H. Winer	91,468	—

1.	The amounts reported reflect the grant date fair value of stock awards granted in 2013 to each director. Please see Note 8, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one fourth of the annual retainer by the closing stock price at the end of each quarter. During 2013, the directors received the following number of stock awards: Mr. Goolsby – 4,208 shares; Mr. Leggio – 2,925; Mr. Metcalfe – 3,887 shares; Mr. Parker – 3,406 shares; Mr. Snyder – 3,727 shares; Mr. Stack – 3,887 shares; Mr. Tisch – 2,925; and Mr. Winer – 0 shares.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of stockholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 12, 2014. The table also provides the stock ownership as of the same date of all directors, each executive officer named in the above Summary Compensation Table (the “named executive officers”), and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,741,264	(3)	13.09%
TowerView LLC 500 Park Avenue New York, NY 10022	2,984,046	(4)	14.24%
The London Company 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	2,758,831	(5)	13.19%

Directors
Gregory S. Bielli	None		below 1%
John L. Goolsby	23,205	(6)	below 1%
Anthony Leggio	4,299	(7)	below 1%
Norman Metcalfe	32,217	(7)	below 1%
George G.C. Parker	25,660	(6)	below 1%
Kent G. Snyder	24,342	(7)	below 1%
Geoffrey L. Stack	34,373	(8)	below 1%
Robert A. Stine	104,302	(9)	below 1%
Daniel Tisch	3,811,737	(4)	18.10%
Michael H. Winer	2,741,264	(3)	13.09%

Other Named Executive Officers
Dennis J. Atkinson	48,272	(8)	below 1%
Joseph E. Drew	94,567	(7)	below 1%
Allen E. Lyda	94,677	(8)	below 1%
Gregory Tobias	5,767	(7)	below 1%
All executive officers and directors as a group (14 persons)	7,044,683		32.74%

(1)	In each case, the named stockholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column, shares of vested and unvested restricted stock granted to a beneficial owner and warrants granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 12, 2014, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.

(2)	For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 12, 2014 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting. Also included are restricted stock units that could possibly vest within 60 days of March 12, 2014, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(3)	A Schedule 13G/A filed on March 24, 2014 by Third Avenue Management LLC (“TAM”) with the SEC pursuant to the Exchange Act indicates that TAM beneficially owns 2,741,264 shares, which include 372,079 warrants that may be exercised within 60 days. The Schedule 13G/A states that AIC Corporate Fund Inc. holds 11,282 common shares and 2,729 currently exercisable warrants, equating to 14,011 total shares. Transamerica Third Avenue Value Portfolio holds 86,299 common shares and 12,747 currently exercisable warrants, equating to 99,046 total shares. Third Avenue Real Estate Value Fund holds 941,627 common shares and 139,089 currently exercisable warrants, equating to 1,080,716 total shares. Third Avenue Real Estate Value Fund UCITS holds 4,825 common shares and 767 currently exercisable warrants, equating to 5,592 total shares. Third Avenue Value Fund holds 1,221,894 common shares and 200,255 currently exercisable warrants, equating to 1,422,149 total shares. Third Avenue Value Fund UCITS holds19,329 common shares and 2,855 currently exercisable warrants, equating to 22,184 total shares. Third Avenue Value Portfolio of the Third Avenue Variable Series Trust holds 67,588 common shares and 11,223 currently exercisable warrants, equating to 78,811 total shares. Various separately managed accounts for whom TAM acts as investment advisor hold 16,341 common shares and 2,414 currently exercisable warrants, equating to 18,755 total shares. Mr. Winer is a principal and portfolio manager of Third Avenue Management LLC, which has dispositional authority and voting authority over all these shares. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.
(4)	TowerView LLC has sole voting power and investment power over the 2,984,046 shares of common stock shown. TowerView’s shares consist of 2,600,000 shares and 384,046 warrants. Mr. Tisch has dispositional and voting authority over all shares owned by Towerview LLC. Mr. Tisch also has dispositional and voting authority over 823,105 shares owned by DT Four Partners and 4,586 shares owned directly. DT Four Partners’ ownership consists of 717,172 shares of stock and 105,933 warrants. Mr. Tisch’s individual ownership consists of 4,175 shares of stock and 411 warrants.
(5)	A Schedule 13G/A filed on February 12, 2014 by The London Company with the SEC pursuant to the Exchange Act indicates that The London Company beneficially owns 2,412,425 shares. Based on our records, The London Company additionally owns 346,406 warrants that may be exercised within 60 days for a total of 2,758,831 shares. The Schedule 13G/A states that the London Company shares the power to dispose or to direct the disposition of 2,758,831 of the shares. The Schedule 13G/A also indicates that all of the shares beneficially owned by The London Company are owned by various investment advisory clients of The London Company, which is deemed to be a beneficial owner of those shares due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares.
(6)	The shares owned by Mr. Goolsby include 20,475 shares and 2,730 warrants that are held in his personal investment accounts. The shares owned by Mr. Parker include 20,903 shares in his personal investment accounts, 1,663 restricted stock units that could possibly vest within 60 days, and 3,094 warrants. The shares owned by each of Mr. Goolsby and Mr. Parker in their personal investment accounts are held by a family trust, respectively, concerning which each director and his respective spouse share voting and investment power.
(7)	The shares owned by Mr. Leggio include 3,925 shares of stock and 374 warrants that are held in his personal investment accounts. The shares owned by Mr. Metcalfe include 12,517 shares in his personal investment accounts, 15,791 restricted stock units that could possibly vest within 60 days of March 12, 2014, and 3,909 warrants. The shares owned by Mr. Snyder include 13,560 shares in his personal investment accounts, 7,877 restricted stock units that could possibly vest within 60 days of March 12, 2014, and 2,905 warrants. The shares owned by Mr. Drew include 68,850 in his personal investment accounts, 20,065 restricted stock units that could possibly vest within 60 days of March 12, 2014, and 5,652 warrants. The shares owned by Mr. Tobias include 3,325 in his personal investment accounts, 2,171 restricted stock units that could possibly vest within 60 days of March 12, 2014, and 271 warrants.

(8)	The shares owned by Mr. Stack include 14,783 shares in his personal investment accounts, 15,403 restricted stock units that could possibly vest within 60 days of March 12, 2014, and 4,187 warrants. The shares owned by Mr. Atkinson include 34,934 shares in his personal investment accounts, 10,071 shares of restricted stock that could possibly vest within 60 days of March 12, 2014, and 3,267 warrants. The shares owned by Mr. Lyda include 67,831 shares in his personal investment accounts, 20,225 restricted stock units that could possibly vest within 60 days of March 12, 2014, and 6,621 warrants. The shares owned by each of Messrs. Stack, Lyda and Atkinson in their personal investment accounts are held as community property concerning which the named person and his spouse share voting and investment power.
(9)	The shares owned by Mr. Stine include 100,414 shares of stock and 3,888 warrants that are held in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case he and his spouse share voting and investment power.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

George G.C. Parker (Chairman), John Goolsby, Anthony Leggio,

Geoffrey L. Stack

Members of the Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in beneficial ownership of the Company’s Common Stock on Form 3, Form 4, and Form 5, as appropriate, with the SEC and to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely on the review of copies of such reports and amendments thereto and other information furnished to the Company, the Company believes that, during 2013, all officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock complied in a timely manner with all filing requirements.

Related Person Transactions

The Board follows certain policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement or relationship or any series thereof in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director or director nominee of the Company, or any beneficial owner of more than five percent of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. There have been no related party transactions since the beginning of 2013.

Financial Information

Both the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243.

Notice of Internet Availability

You can now access the 2013 Annual Report to Stockholders, the 2013 Annual Report on Form 10-K, and the Proxy Statement for the 2014 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive this data through the internet and by an email directing you to vote electronically. This election can be made as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Tejon Ranch Co., P.O. Box 1000, Lebec, California 93243, Attention: Corporate Secretary, or via the “Contact” link on the Company’s website, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Proposals for 2015 Annual Meeting

Stockholder proposals to be presented at the 2015 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 1, 2014 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

In addition, the Company’s Certificate of Incorporation requires that the Company be given advance written notice of stockholder nominations for election to the Company’s Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2015 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Stockholders was mailed or the public disclosure was made. A stockholder’s notice to the Secretary regarding a nomination for election to the Company’s Board must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice, (A) the stockholder’s name and address, as they appear on the Company’s books, and (B) the class and number of shares of the Company which are beneficially owned by the stockholder. A stockholder’s notice to the Secretary regarding other matters must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and/or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Lebec, California 93243; telephone 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2014 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

        KENT G. SNYDER, Chairman of the Board

        ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors, and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and a Compensation Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for compensation committees. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

•	neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•	neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•	neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•	(a) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (b) the director does not have an immediate family member who is a current partner of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•	the director is not, nor are any of the director’s immediately family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X TEJON RANCH CO. 01TB7C 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BeloB w NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain 2. Ratification of Ernst & Young LLP, as the Company’s independent registered public accounting firm for fiscal year 2014. 4. To transact such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 3. Advisory vote to approve named executive officers compensation. 01 - Gregory S. Bielli 02 - John L. Goolsby 03 - Norman Metcalfe For Withhold For Withhold For Withhold 04 - Kent G. Snyder MMMMMMMMMMMM 1 8 6 8 8 7 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Annual Meeting of Stockholders – May 7, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Kent G. Snyder and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2014 Annual Meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other matters properly come before the 2014 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion. (Continued and to be marked, dated and signed, on the other side) Proxy — TEJON RANCH CO.